Exhibit 10.1

Amended and Restated U.S. Cellular 2009 Executive Officer Annual Incentive Plan

[See Attached]

UNITED STATES CELLULAR CORPORATION

2009 EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

As Amended and Restated Effective January 1, 2009

I.              PURPOSE

➢       To provide incentive for the officers of U.S. Cellular (USCC) to extend their best efforts towards achieving superior results in relation to key business measures;

➢       To reward USCC’s executive officers in relation to their success in meeting and exceeding the performance targets; and

➢       To help USCC attract and retain talented leaders in positions of critical importance to the success of the company.

II.            ELIGIBLE PARTICIPANTS AND TARGETS

Executive Vice Presidents and Senior Vice President.  Each participant’s target incentive is expressed as a percentage of his/her base salary (which percentage shall be approved by the Chairman).

III.           BONUS POOL

The officer bonus plans of USCC are discretionary in nature, and are based in part, on company performance, individual performance, and individual bonus targets, which contribute to the formation and size of an aggregate bonus pool for all USCC officers.  Not in limitation of the foregoing, negative discretion may be used to reduce the portion of any bonus calculated pursuant to this plan with respect to company performance.

This officer bonus pool is determined by taking each officer’s target annual bonus payout (calculated as a percentage of the officer’s base salary) multiplied by the company / regional performance percentage attainment number achieved under the applicable officers bonus plan.  The President and CEO will consider the performance factors (See Performance Measures in Section IV below) and any other information he deems relevant in determining the amount available under the bonus pool.  This pool and payouts are not vested until the bonus payout date. To the extent and only to the extent that any bonus is paid for a performance year, such bonus shall be deemed to have been earned on December 31 of that performance year.  (See Attachment I - Administrative Guidelines)

The President and CEO determines the actual payout that each officer will receive and is not bound to adhere to any guideline.  However, the sum of all participants’ actual awards cannot deviate from the officer bonus pool by + /-18% for 2009.   The Chairman must approve all officer bonuses prior to payout.

IV.           PERFORMANCE MEASURES

The following performance measures, using weights and definitions as approved by the Chairman, will be considered in evaluating the achievements of the officer team for the purposes of this Plan.  These components were selected as the best measures of USCC’s growth and success, and are consistent with those used for other levels of USCC management.  Payouts based on each of these measures will be evaluated using the 2009 Executive Officer Annual Incentive Plan Matrices and the relative weighting of each measure that are approved by the Chairman.

Performance Measures
Growth Factors
* Customer Addition Equivalents
* Customer Defections
* Consolidated Revenue
Profit Factors
* Return on Capital
* Consolidated Cash Flow

V.            MISCELLANEOUS PROVISIONS

Management reserves the right to amend or discontinue the Plan at any time, with or without notice.

There are no oral agreements or understandings between USCC and the participants affecting or relating to this Plan not referenced herein.  If the participant fails to adhere to the ethical and legal standards as referenced by USCC policy, USCC shall have the right to revoke this program, reduce or eliminate compensation as it applies to the violator, or any other remedy as provided by corporate policy or law.

This program shall not be construed as an employment contract or as a promise of continuing employment between USCC and the associate.  Employment with USCC is terminable at will, i.e.; either the participant or USCC may terminate the relationship at any time, with or without cause.

President and CEO	Date

Chairman	Date

Attachment I

Administrative Guidelines

PLAN EFFECTIVE DATES:

January 1, 2009 – December 31, 2009

GENERAL ADMINISTRATION:

The target annual bonus payout for a participant will be based on the associate’s base salary as of December 31, 2009.

VESTING

The bonus does not vest and no bonus shall be paid unless the associate remains employed through the actual bonus payout date. Not in limitation of the foregoing, negative discretion may be used to reduce the portion of any bonus calculated pursuant to this plan with respect to company performance.  To the extent and only to the extent that any bonus is paid for the 2009 plan year, such bonus shall be deemed to have been earned on December 31, 2009.  Special rules apply to those associates who retire or die before the actual bonus payout date (see below).

INDIVIDUAL PERFORMANCE

Any associate who receives a 2009 annual individual performance rating of ‘Partially Meets Expectations (PM),’ or ‘Fails to Meet Expectations (FM),’ is not eligible for a 2009 Plan payout.

SEPARATION PRIOR TO PAYOUT VESTING DATE

Not eligible for a payout unless separation is because of retirement or death (see below), or unless approved by the Sr. Vice President of Human Resources.

RETIREMENT/DEATH  Prior to Payout Vesting Date

Payout based on a proration for time worked during the plan year (2009), individual performance, and the plan attainment percentage assigned by the CEO.

LOA (FMLA) During Plan Year

Full payout made; no prorations.

LOA (NON-FMLA) During Plan Year:

Payout based on a proration for time worked during the plan year (2009), individual performance, and the plan attainment percentage assigned by the CEO.

MILITARY LEAVE

Full payout made, provided associate’s performance was meeting expectations.

TRANSFERS/PROMOTIONS DURING PLAN YEAR

Within/ Between Annual Plans:

If an associate is promoted / transferred within or between incentive plan(s), no prorations will be made in determining the bonus pool.  The pool allocation will be based on the associate’s plan as of 12/31/09.  The actual bonus payout will be recommended by the associate’s immediate leader and approved by the EVP/SVP.  It will be based on plan attainment as well as individual performance.

Between an Annual Plan and a Quarterly or Monthly Plan:	Prorated payouts from both positions/plans will be determined following end of plan year. The following factors will be considered in the determination of the payout: both plans’ attainment percentages, individual performance in each job/plan, the last base salary from each position occupied during the plan year (if applicable), target incentive assigned for each position’s pay grade, and percentage of time worked in each position/plan during the plan year (2009).
NEW HIRES DURING THE PLAN YEAR

Associates hired during 2009 will be eligible to participate in the Plan on a prorated (percentage of time worked in the year) basis.

The associate must have a start date of at least 11/30/09 in order to be eligible to receive a prorated payout.  Any associate hired between 12/01/09 and 12/31/09 will not receive a payout from the 2009 Plan.

TRANSFERS TO/ FROM TDS DURING THE PLAN YEAR	If an associate transfers to/from another TDS business unit, he/she will receive a prorated payout based on the factors listed above.

BONUS PAYOUT DATE

Bonuses are to be paid during the period commencing on January 1, 2010 and ending on March 15, 2010. Historically bonuses have been paid in March on or before March 15th of each year following the end of the plan effective date (12/31).  Notwithstanding the foregoing, in the event that payment by March 15, 2010 is administratively impracticable and such impracticability was unforeseeable (in each case, such that the payment continues to qualify as a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code), payment will be made as soon as administratively practicable after March 15, 2010, but in no event later than December 31, 2010.  Payment will be in the form of a lump sum.